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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

Contacts:      Clete T. Brewer
               President & CEO
               (501) 973-6018
               Terry Bellora, CFO
               (501) 973-6084

                             FOR IMMEDIATE RELEASE

                   STAFFMARK, INC. ACQUIRES TECHNOLOGY SOURCE


        FAYETTEVILLE, ARKANSAS (November 26, 1996) - StaffMark, Inc. (Nasdaq/NM:STAF), a diversified personnel staffing company, announced today that it has completed the acquisition of Technology Source, an information technology staffing company located in St. Louis, MO. Technology Source will be accounted for as an asset purchase, and the Company expects this acquisition to have a positive impact on 1997 EPS. The unaudited revenues for Technology Source for fiscal 1996 are expected to be approximately $7 million. Terms of the transaction were not announced.

        "This is our first acquisition since becoming a public company on October 2, 1996," said Clete T. Brewer, chief executive officer of StaffMark. "We are extremely pleased to begin our acquisition strategy with such a high quality company. Information technology is the fastest growing sector in the staffing industry and we feel Technology Source is one of the leading companies in that field. A Microsoft Solution Provider, Technology Source provides staffing solutions for information systems. This group provides qualified professionals to clients with expertise in client/server applications, local and wide area networks, common office environment and desktop support, documentation, technical writing, project management, and project coordination. Technology Source provides excellent growth opportunities as we expand in information technology services. Through our acquisition strategy, we plan to eventually offer information technology services throughout all of StaffMark's regions."

        "Technology Source will be managed by Fred Sussman, founder and president, and is well-established with its customers, which include several Fortune 500 companies. One of the main attractions for us was the success of Technology Source and the reputation of Fred Sussman and his management team. We look forward to their leadership and guidance as we continue to develop information technology staffing services in other regions of StaffMark," Mr. Brewer concluded.

        StaffMark, Inc. is a provider of diversified staffing services to business, professional, health care, service, and governmental agencies, primarily in the growth markets of the Southeastern and Southwestern United States. The company operates 92 branches located in Arkansas, Colorado, Missouri, Georgia, North Carolina, South Carolina, Tennessee and Virginia.

        This release contains certain forward-looking statements with respect to growth opportunities and the impact on 1997 earnings, which involve risk and uncertainties. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996.

                                     -END-